RELEASE AND SETTLEMENT AGREEMENT



         This Mutual Release and Settlement Agreement (the "Agreement") is entered into as of January 28, 2003 and is by and between Skyframes, Inc., a Texas corporation ("Skyframes") and Skyframes, Inc., a Delaware corporation formerly known as Helsinki Capital Partners, Inc.
("Helsinki").


                                                 R E C I T A L S

                  WHEREAS, Helsinki and Skyframes had entered into an Agreement and Plan of Reorganization dated August 3, 2002 (the "Agreement") pursuant to which Helsinki acquired all of the common stock of Skyframes from the shareholders of Skyframes in exchange for 8,500,000 shares of common stock of Helsinki; and

                  WHEREAS, there have been delays in causing the common stock of Helsinki to be approved for trading on the OTC Bulletin Board, and the original shareholders of Skyframes desire to obtain such listing on an expedited basis, and desire to rescind the acquisition with Helsinki; and

                  WHEREAS, the parties hereto desire to arrange for the mutually satisfactory termination of any obligations of the parties arising out of or relating to the Agreement.

         In consideration of the foregoing recitals, the parties agree as follows:

         1. Incorporation of Recital Paragraph. The recitals are incorporated herein by this reference.

         2. Consideration and Mutual Release. In consideration of and subject to the terms set forth in Section 3, each party on behalf of itself, its partners, successors, assigns, agents, representatives, employees, affiliates, and all persons acting by, through, under or in consort with it, if any, hereby releases and discharges the other party and its owners, stockholders, partners, predecessors, successors, assigns, agents, directors, officers, representatives, employees, affiliates, attorneys, subsidiaries and all persons acting by, through, under or in consort with it, if any, from any and all rights, causes of action, demands, damages, costs, loss of services, expenses and compensation whatsoever, claims, duties, obligations and actions which each party and its above-mentioned agents, successors, representatives and assigns now have, or as may hereinafter arise against the other party and its above-mentioned employees, agents, successors and assigns, arising out of or connected in any manner with the Agreement or the matters referred to in the recitals hereto, and agree that the Agreement is mutually rescinded.

         3. Terms. In settlement, the parties hereto agree that Helsinki shall return all of the 85,000 shares of Skyframes it owns and Skyframes shall return the certificates for the
8,500,000 shares of Helsinki received by its shareholders. Skyframes shall also return all shares


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to Helsinki  issued under  Helsinki's  Form S-8. The parties shall have no other liabilities or claims against the other.

         4.       Waiver of Civil Code Section 1542.
Notwithstanding Section 1542 of the
California Civil Code, which provides that:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the agreement, which if known by him must have materially affected his settlement with the debtor.

this Agreement releases all damages or losses whether known, unknown, foreseen or unforeseen which each party may have against the other party relating to the Purchase Agreement. Each party acknowledges that it understands and acknowledges the significance and consequences of such specific waiver of Section 1542, and hereby assumes full responsibility for any damages or losses she, in the future, may incur or may have incurred.

         5.       Miscellaneous.

                  5.1 This Agreement is freely and voluntarily executed by each party after having been apprised of all relevant information and all data. Each party, in executing this Agreement, has not relied on any inducements, promises, or representations made by any other party hereto, or their employees or agents, and the execution of this Agreement does not represent an admission of liability on the part of any party hereto.

                  5.2 In the event that legal proceedings are commenced to enforce or interpret any of the terms or conditions of this Agreement, or for breach of any such terms and conditions, the losing party in such proceeding shall pay to the prevailing party such reasonable sums for attorneys' fees and costs incurred as may be fixed by the court or jury in addition to any other relief to which it may be entitled.

                  5.3 This Agreement is to be governed by, and construed in accordance with, the laws of the State of California.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


SKYFRAMES, INC.                                             SKYFRAMES, INC.
a Texas corporation                                      a Delaware corporation


Chester L. Noblett, Jr.                                  Chester L. Noblett, Jr.
Chairman                                                    Chairman



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